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                                                                    EXHIBIT 23.4

The Board of Directors
Walsh Holding Co., Inc:

     We consent to the use of our report dated March 28, 1997 relating to the combined balance sheets of GF Mortgage Corp. and GF Property Corp. as of March 31, 1996 and December 31, 1995 and the related combined statements of income, stockholders' equity and cash flows for the three month period ended March 31, 1996 and year ended December 31, 1995, included in the Registration Statement on Form S-4 filed by Resource Bancshares Mortgage Group, Inc. and to the reference to our firm under the heading "Experts".

                                          KPMG Peat Marwick, LLP

New York, New York
June 12, 1997